Dreyfus Municipal Bond Infrastructure Fund, Inc.
200 Park Avenue
New York, New York 10166

March 6, 2013

MBC Investments Corp.
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

     Dreyfus Municipal Bond Infrastructure Fund, Inc. (the "Fund") hereby accepts your offer to purchase 6,980.803 shares of the Fund's common stock, par value $0.001 per share, at a price of $14.325 per share for an aggregate purchase price of $100,000.00. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Dreyfus Municipal Bond Infrastructure Fund, Inc.

By:	/s/ Jeff Prusnofsky
	Name:	Jeff Prusnofsky
	Title:	Vice President and Assistant Secretary

Accepted:

MBC Investments Corp.

By:	/s/ Gordon Motter
	Name:	Gordon Motter
	Title:	CEO/President